Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500

West Palm Beach, Florida 33401

(561) 515-1900

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FD:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(561) 515-1900	Media: Andy Maas
(212) 850-5600

FOR IMMEDIATE RELEASE

FTI CONSULTING, INC. REPORTS RECORD RESULTS

•    Second Quarter Revenues of $360.5 Million, Net Income of $37.2 Million, EPS of $0.69,

and EBITDA of $84.6 Million; all Records

•    Raises 2009 EPS Guidance

West Palm Beach, FL, August 4, 2009 — FTI Consulting (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today reported its financial results for the second quarter ended June 30, 2009.

Second Quarter Results

Revenues for the second quarter of 2009 were $360.5 million, an increase of 6.8% compared to revenues of $337.7 million in the prior year period and $347.8 million in the 2009 first quarter. Net income was $37.2 million for the second quarter of 2009, compared to net income of $34.8 million in the prior year period. Diluted earnings per common share were $0.69, compared to $0.65 in the prior year period. EBITDA, as defined below, was $84.6 million, or 23.5% of revenues, compared to $77.6 million, or 23.0% of revenues, in the prior year period. Revenues, net income, diluted earnings per share and EBITDA were all-time quarterly records for the Company. At the end of the second quarter, the Company had 3,414 employees worldwide.

Excluding the effect on results of changes in the exchange rate of the U.S. dollar against non-U.S. currencies, revenues increased 10.3%, net income increased 10.5%, diluted EPS increased 10.2% and EBITDA increased 12.5% as compared to the 2008 second quarter.

Commenting on the quarter, Jack Dunn, FTI’s president and chief executive officer, said, “FTI generated another strong performance in the second quarter despite a difficult global economy. The world continued to seek its way from the panic and paralysis that were prevalent during the credit crisis of last year to a more stable environment that allows for deliberate steps to develop strategies and plan for future opportunities and challenges. In this context we reported all-time record results, with solid performance from our existing businesses and growth from acquisitions propelling higher revenues, net income, earnings per share and EBITDA compared to both an

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extremely strong period a year ago and a very good first quarter. Our results were driven by the strength of our restructuring activities, higher activity in fraud investigations and regulated industries and increasing momentum in strategic M&A in certain of our practices. This is a tribute to the depth of our intellectual capital, our business model with its complementary practices and the diversity of our global platform, all of which contribute to our goal to do well across all market and economic cycles.

“In the quarter we continued to aggressively convert this excellent performance into cash. We generated $55 million of operating cash flow on the strength of higher net income and our focus on accounts receivable collection. This allowed us to exit the quarter with cash of $213 million, up from $158 million a quarter ago, which puts us in excellent financial position to invest in our business and expand our talent pool at a time when other consulting firms are retrenching. We are continuing to invest in key hires globally across our practices and further build out our platform and strengthen our presence in geographical markets outside the United States.

“We are pleased with the progress of our businesses and look forward to further growth and stronger year over year earnings comparisons in the second half of 2009. Based on our strong first half performance we are increasing our EPS guidance for the year. Even considering the usual seasonal impact of the summer months on our third quarter, we expect to experience rising momentum into the fourth quarter which accelerates through 2010.”

Second Quarter Business Segment Results

Corporate Finance/Restructuring

Revenues in the Corporate Finance/Restructuring segment increased to a record $134.0 million from $96.1 million in the prior year period, driven by organic growth of 29.8%, and supplemented by the contributions of the acquisitions of CXO and our Toronto-based restructuring practice during the last 12 months. Sequentially, revenues increased from $127.5 million in the first quarter. Segment EBITDA increased 60.2% to $47.4 million, or 35.4% of segment revenues, compared to $29.6 million, or 30.8% of segment revenues, in the prior year period and $40.7 million, or 31.9%, in the first quarter. The segment continues to see historically high demand for restructuring services from a broad range of economic sectors, with particular strength in the second quarter in the automotive, real estate and energy/utility sectors, as well as ongoing activity in the retail, construction, leisure and financial services markets. The worldwide recession continued to generate demand for restructuring services, enabling the segment’s European practice to more than double its revenue compared to the same period last year, and the recently-added Canadian/Latin American practice to quickly begin to make substantial contributions to the segment’s revenue. To further meet global demand, the segment recently expanded its London-based European Corporate Finance practice with the launch of a restructuring business in Munich, Germany.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment were $65.5 million compared with $69.3 million in the prior year period and $66.9 million in the 2009 first quarter. Segment EBITDA increased 3.3% to $16.2 million, or 24.8% of segment revenues, compared to $15.7 million, or 22.7% of segment revenues, in the prior year period. Sequentially, segment EBITDA grew 3.3% from the first quarter of 2009, and segment EBITDA margins improved by 130 basis points. While the environment for generic litigation services remained soft, the segment benefited from several large global investigations cases and increasing emphasis on its specialized practices including intellectual property, construction, regulated industries and South American investigations.

Technology

Revenues in the Technology segment increased 5.5% to a record $59.4 million, compared to $56.3 million in the prior year period. Segment revenues grew 6.3% on a sequential basis from the first quarter of 2009. Segment EBITDA was $23.8 million, compared to $21.2 million in the prior year period. Segment EBITDA was 40.1% of segment revenues, compared to 37.7% in the prior year period. On a sequential basis, segment EBITDA grew 23.2% from the first quarter of 2009, and segment EBITDA margins improved by 550 basis points. Large fraud investigations, bankruptcy and M&A second requests were significant contributors to second quarter revenue, as were product liability cases, although to a much smaller degree than in the prior year. The strong margins in the quarter resulted from increased revenue, particularly in software sales that carry greater margins, and certain expense control measures. These improvements more than offset a substantially greater investment in research and development.

Economic Consulting

Revenues in the Economic Consulting segment increased 6.2% to a record $57.1 million, compared to $53.8 million in the prior year period. On a sequential basis, segment revenues increased 4.2% from the first quarter of 2009. Segment EBITDA was $10.3 million, or 18.1% of segment revenues, compared to $14.0 million, or 26.0% of segment revenues, in the prior year period. The segment was active in regulatory issues in pharmaceuticals, railroads and telecommunications. The 26 professionals recently hired in the segment’s new practices in the U.K., Canada, New York and Los Angeles have begun to gain traction in their respective regions, and have been experiencing rapidly rising utilization and revenue contributions. While the rate of retention on new securities and commercial financial engagements in the segment began to accelerate in the second quarter, utilization has been hampered by the slow commencement of work.

Strategic Communications

Revenues in the Strategic Communications segment were $44.6 million, compared to $62.2 million in the prior year period. Segment EBITDA was $5.9 million, or 13.2% of segment revenues, compared to $16.4 million, or 26.4% of revenues, in the prior year period. Weakness in foreign currencies relative to a year ago reduced revenues by $6.3 million and segment EBITDA by $1.7 million, respectively. The segment continued to be negatively impacted by both the significantly lower level of capital markets activity, which reduced revenues from M&A- and IPO-related work, the global economic recession, which has caused clients to reduce their spending on discretionary communications programs, and the impact of the stronger U.S. Dollar as compared to a year ago. The segment began to stabilize in the second quarter and grew sequentially by 4.2% compared to the first quarter. Most recently, the segment is beginning to experience increasing activity in capital market related activities including possible IPO’s in Asia and strategic M&A assignments.

2009 Guidance Update

Based on current market conditions, the Company is increasing its 2009 guidance for fully diluted EPS to a range of $2.65 to $2.75. The Company is reaffirming its previous guidance for 2009 revenues of between $1.45 billion and $1.55 billion.

Second Quarter Conference Call

FTI will hold a conference call for analysts and investors to discuss second quarter financial results at 8:30 a.m. Eastern time on Tuesday, August 4, 2009. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the Company’s website, www.fticonsulting.com.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,400 employees located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at www.fticonsulting.com.

Use of Non-GAAP Measure

Note: We define EBITDA as operating income before depreciation and amortization of intangible assets plus non-operating litigation settlements. We use EBITDA in evaluating financial performance. Although EBITDA is not a measure of financial condition or performance determined in accordance with GAAP we believe that it can be a useful operating performance measure for evaluating our results of operation as compared from period to period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry. We use EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures used to determine employee bonuses. We also use EBITDA to value the businesses we acquire or anticipate acquiring. Reconciliations of EBITDA to Net Income and segment EBITDA to segment operating profit are included in the accompanying tables to today’s press release. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 that involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions and other matters, business trends and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved or that actual results will not differ from expectations. The Company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this will occur from time to time in the future. The Company’s actual results may differ from our expectations. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include the current global financial crisis and economic conditions, the crisis in and deterioration of the financial and real estate markets, the pace and timing of the consummation and integration of past and future acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008

(in thousands, except per share data)

	Six Months Ended June 30,
	2009	2008 (1)
	(unaudited)
Revenues	$708,371	$644,772

Operating expenses
Direct cost of revenues	386,593	360,687
Selling, general and administrative expense	177,595	150,345
Amortization of other intangible assets	12,199	7,355

	576,387	518,387

Operating income	131,984	126,385

Other income (expense)
Interest income and other	2,755	5,400
Interest expense	(22,043)	(22,906)
Litigation settlement gains (losses), net	250	(436)

	(19,038)	(17,942)

Income before income tax provision	112,946	108,443

Income tax provision	44,049	42,935

Net income	$68,897	$65,508

Earnings per common share - basic	$1.37	$1.34

Weighted average common shares outstanding - basic	50,278	48,740

Earnings per common share - diluted	$1.29	$1.23

Weighted average common shares outstanding - diluted	53,424	53,212

(1)

As of January 1, 2009 we adopted FSP APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1) which addresses the accounting for convertible debt instruments that may be settled in cash upon conversion. Our 3  3 /4% Convertible Senior Notes due 2012 issued in August 2005 are subject to FSP APB 14-1. The adoption of FSP APB 14-1 requires retrospective application of its effects to all previous years. The adoption of FSP APB 14-1 resulted in a $2.0 million increase in interest expense, a $0.8 decrease in income tax provision, a $1.2 million decrease in net income and a decrease in basic and fully diluted earnings per share of $.03 and $.02, respectively, for the six months ended June 30, 2008 as compared to the amounts previously reported.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED JUNE 30, 2009 AND 2008

(in thousands, except per share data)

	Three Months Ended June 30,
	2009	2008 (1)
	(unaudited)
Revenues	$360,525	$337,670

Operating expenses
Direct cost of revenues	194,181	188,166
Selling, general and administrative expense	88,842	77,773
Amortization of other intangible assets	6,149	4,457

	289,172	270,396

Operating income	71,353	67,274

Other income (expense)
Interest income and other	702	2,089
Interest expense	(11,030)	(11,307)
Litigation settlement gains (losses), net	—	(435)

	(10,328)	(9,653)

Income before income tax provision	61,025	57,621

Income tax provision	23,800	22,813

Net income	$37,225	$34,808

Earnings per common share - basic	$0.74	$0.71

Weighted average common shares outstanding - basic	50,384	49,155

Earnings per common share - diluted	$0.69	$0.65

Weighted average common shares outstanding - diluted	53,835	53,700

(1)

As of January 1, 2009 we adopted FSP APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1) which addresses the accounting for convertible debt instruments that may be settled in cash upon conversion. Our 3  3 /4% Convertible Senior Notes due 2012 issued in August 2005 are subject to FSP APB 14-1. The adoption of FSP APB 14-1 requires retrospective application of its effects to all previous years. The adoption of FSP APB 14-1 resulted in a $1.0 million increase in interest expense, a $0.4 decrease in income tax provision, a $0.6 million decrease in net income and a $.01 decrease in basic and fully diluted earnings per share for the quarter ended June 30, 2008 as compared to the amounts previously reported.

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(Unaudited)

	Revenues	EBITDA (1)	Margin	Utilization (2)	Average Billable Rate (2)	Revenue- Generating Headcount
	(in thousands)

Three Months Ended June 30, 2009
Corporate Finance/Restructuring	$133,970	$47,445	35.4%	76%	$437	736
Forensic and Litigation Consulting	65,502	16,238	24.8%	73%	$347	618
Strategic Communications	44,550	5,879	13.2%	N/M	N/M	580
Technology	59,380	23,804	40.1%	N/M	N/M	348
Economic Consulting	57,123	10,345	18.1%	75%	$456	290

	$360,525	103,711	28.8%	N/M	N/M	2,572

Corporate		(19,132)

EBITDA (1)		$84,579	23.5%

Six Months Ended June 30, 2009
Corporate Finance/Restructuring	$261,512	$88,166	33.7%	80%	$427	736
Forensic and Litigation Consulting	132,352	31,951	24.1%	75%	$341	618
Strategic Communications	87,321	11,675	13.4%	N/M	N/M	580
Technology	115,227	43,130	37.4%	N/M	N/M	348
Economic Consulting	111,959	20,664	18.5%	76%	$455	290

	$708,371	195,586	27.6%	N/M	N/M	2,572

Corporate		(37,044)

EBITDA (1)		$158,542	22.4%

Three Months Ended June 30, 2008
Corporate Finance/Restructuring	$96,123	$29,624	30.8%	75%	$429	599
Forensic and Litigation Consulting	69,310	15,717	22.7%	73%	$331	627
Strategic Communications	62,197	16,428	26.4%	N/M	N/M	563
Technology	56,275	21,213	37.7%	N/M	N/M	335
Economic Consulting	53,765	13,987	26.0%	83%	$450	243

	$337,670	96,969	28.7%	N/M	N/M	2,367

Corporate		(19,413)

EBITDA (1)		$77,556	23.0%

Six Months Ended June 30, 2008
Corporate Finance/Restructuring	$175,406	$51,534	29.4%	78%	$428	599
Forensic and Litigation Consulting	129,565	30,373	23.4%	74%	$332	627
Strategic Communications	116,811	29,107	24.9%	N/M	N/M	563
Technology	112,810	44,535	39.5%	N/M	N/M	335
Economic Consulting	110,180	27,303	24.8%	86%	$449	243

	$644,772	182,852	28.4%	N/M	N/M	2,367

Corporate		(37,262)

EBITDA (1)		$145,590	22.6%

(1)	We define EBITDA as operating income before depreciation and amortization of intangible assets plus non-operating litigation settlements. Although EBITDA is not a measure of financial condition or performance determined in accordance with generally accepted accounting principles (GAAP), we believe that it can be a useful operating performance measure for evaluating our results of operations as compared from period to period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and credit rating agencies to value and compare the financial performance of companies in our industry. We use EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures used to determine employee bonuses. We also use EBITDA to value the businesses we acquire or anticipate acquiring. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income. See also our reconciliation of Non-GAAP financial measures.
(2)	The majority of the Technology and Strategic Communications segments’ revenues are not generated on an hourly basis. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful. Utilization where presented is based on a 2,032 hour year.

RECONCILIATION OF OPERATING INCOME AND NET INCOME TO EARNINGS BEFORE

INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

(Unaudited)

	Corporate Finance / Restructuring	Forensic and Litigation Consulting	Strategic Communications	Technology	Economic Consulting	Corp HQ	Total
Three Months Ended June 30, 2009

Net income							$37,225
Interest income and other							(702)
Interest expense							11,030
Litigation settlement losses							—
Income tax provision							23,800

Operating income	$45,042	$15,050	$3,742	$18,805	$9,373	$(20,659)	71,353
Depreciation	815	575	798	2,942	420	1,527	7,077
Amortization of other intangible assets	1,588	613	1,339	2,057	552	—	6,149
Litigation settlement gains	—	—	—	—	—	—	—

EBITDA(1)	47,445	16,238	5,879	23,804	10,345	(19,132)	84,579

Six Months Ended June 30, 2009

Net income							$68,897
Interest income and other							(2,755)
Interest expense							22,043
Litigation settlement losses							(250)
Income tax provision							44,049

Operating income	$83,417	$29,508	$7,618	$33,111	$18,740	$(40,410)	131,984
Depreciation	1,579	1,146	1,550	5,891	827	3,116	14,109
Amortization of other intangible assets	3,170	1,297	2,507	4,128	1,097	—	12,199
Litigation settlement losses	—	—	—	—	—	250	250

EBITDA(1)	88,166	31,951	11,675	43,130	20,664	(37,044)	158,542

Three Months Ended June 30, 2008(2)

Net income							$34,808
Interest income and other							(2,089)
Interest expense							11,307
Litigation settlement losses							435
Income tax provision							22,813

Operating income	$27,492	$14,278	$14,572	$18,720	$13,035	$(20,823)	67,274
Depreciation	666	640	696	2,466	382	1,410	6,260
Amortization of other intangible assets	1,466	799	1,360	262	570	—	4,457
Litigation settlement losses	—	—	(200)	(235)	—	—	(435)

EBITDA(1)	29,624	15,717	16,428	21,213	13,987	(19,413)	77,556

Six Months Ended June 30, 2008(2)

Net income (loss)							$65,508
Interest income and other							(5,400)
Interest expense							22,906
Litigation settlement losses							436
Income tax provision							42,935

Operating income	$48,841	$27,797	$25,378	$39,137	$25,298	$(40,066)	126,385
Depreciation	1,187	1,264	1,358	4,808	865	2,804	12,286
Amortization of other intangible assets	1,506	1,312	2,572	825	1,140	—	7,355
Litigation settlement losses	—	—	(201)	(235)	—	—	(436)

EBITDA(1)	51,534	30,373	29,107	44,535	27,303	(37,262)	145,590

(1)	We define EBITDA as operating income before depreciation and amortization of intangible assets plus non-operating litigation settlements. Although EBITDA is not a measure of financial condition or performance determined in accordance with generally accepted accounting principles (GAAP), we believe that it can be a useful operating performance measure for evaluating our results of operations as compared from period to period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and credit rating agencies to value and compare the financial performance of companies in our industry. We use EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures used to determine employee bonuses. We also use EBITDA to value the businesses we acquire or anticipate acquiring. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income.
(2)

As of January 1, 2009 we adopted FSP No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1) which addresses the accounting for convertible debt that may be settled in cash upon conversion. Our 3  3/4% Convertible Senior Subordinated Notes due 2012 issued in August 2005 are subject to FSP APB 14-1. The adoption of FSP APB 14-1 requires retrospective application of its effects to all previous years. The adoption of FSP APB 14-1 resulted in a $1.0 million increase in interest expense, a $0.4 million decrease in income tax provision, and a $0.6 million decrease in net income for the quarter ended June 30, 2008 as compared to the amounts previously reported. For the six months ended June 30, 2008, the adoption of FSP APB 14-1 resulted in a $2.0 million increase in interest expense, a $0.8 million decrease in income tax provision, and a $1.2 million decrease in net income as compared to the amounts previously reported.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008

(in thousands)

	Six Months Ended June 30,
	2009	2008 (1)
	(unaudited)
Operating activities
Net income	$68,897	$65,508
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,109	12,286
Amortization of other intangible assets	12,199	7,355
Provision for doubtful accounts	12,212	8,564
Non-cash share-based compensation	13,349	14,172
Excess tax benefits from share-based compensation	(2,761)	(4,682)
Non-cash interest expense	3,698	3,517
Other	1,308	(188)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(47,807)	(63,513)
Notes receivable	(19,511)	(7,158)
Prepaid expenses and other assets	3,796	(9,555)
Accounts payable, accrued expenses and other	(15,836)	4,422
Income taxes	14,151	27,640
Accrued compensation	(10,371)	(493)
Billings in excess of services provided	(679)	(911)

Net cash provided by operating activities	46,754	56,964

Investing activities
Payments for acquisition of businesses, including contingent payments and acquisition costs, net of cash received	(37,654)	(225,183)
Purchases of property and equipment	(11,687)	(17,843)
Other	307	(1,059)

Net cash (used in) investing activities	(49,034)	(244,085)

Financing activities
Payments of long-term debt and capital lease obligations	(551)	(7,239)
Cash received for settlement of interest rate swaps	2,288	—
Issuance of common stock under equity compensation plans	13,098	12,006
Excess tax benefit from share based compensation	2,761	4,682

Net cash provided by financing activities	17,596	9,449

Effect of exchange rate changes and fair value adjustments on cash and cash equivalents	5,934	(217)

Net increase (decrease) in cash and cash equivalents	21,250	(177,889)
Cash and cash equivalents, beginning of period	191,842	360,463

Cash and cash equivalents, end of period	$213,092	$182,574

(1)

As of January 1, 2009 we adopted FSP APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1) which addresses the accounting for convertible debt instruments that may be settled in cash upon conversion. Our 3  3 /4% Convertible Senior Notes due 2012 issued in August 2005 are subject to FSP APB 14-1. The adoption of FSP APB 14-1 requires retrospective application of its effects to all previous years.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2009 AND DECEMBER 31, 2008

(in thousands, except per share amounts)

	June 30, 2009	December 31, 2008 (1)
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$213,092	$191,842
Accounts receivable
Billed	267,734	237,009
Unbilled	127,200	98,340
Allowance for doubtful accounts and unbilled services	(64,581)	(45,309)

	330,353	290,040
Notes receivable	20,238	15,145
Prepaid expenses and other current assets	25,624	31,055
Deferred income taxes	24,607	24,372

Total current assets	613,914	552,454

Property and equipment, net	76,760	78,575
Goodwill	1,177,325	1,151,388
Other intangible assets, net	184,318	189,304
Notes receivable, net of current portion	72,099	56,500
Other assets	53,645	59,349

Total assets	$2,178,061	$2,087,570

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$45,099	$109,036
Accrued compensation	114,535	133,103
Current portion of long-term debt and capital lease obligations	149,347	132,915
Billings in excess of services provided	30,569	30,872

Total current liabilities	339,550	405,926

Long-term debt and capital lease obligations, net of current portion	418,187	418,592
Deferred income taxes	92,725	83,777
Other liabilities	49,780	45,037

Total liabilities	900,242	953,332

Stockholders’ equity
Preferred stock, $0.01 par value; 5,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value; 75,000 shares authorized; 75,000 shares issued and outstanding — 51,695 (2009) and 50,934 (2008)	517	509
Additional paid-in capital	768,173	735,180
Retained earnings	547,779	478,882
Accumulated other comprehensive income	(38,650)	(80,333)

Total stockholders’ equity	1,277,819	1,134,238

Total liabilities and stockholders’ equity	$2,178,061	$2,087,570

(1)

As of January 1, 2009 we adopted FSP APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1) which addresses the accounting for convertible debt instruments that may be settled in cash upon conversion. Our 3  3 /4% Convertible Senior Notes due 2012 issued in August 2005 are subject to FSP APB 14-1. The adoption of FSP APB 14-1 requires retrospective application of its effects to all previous years. The adoption of this FSP resulted in a $0.6 million decrease in other assets, a $18.0 decrease in the current portion of long-term debt, a $7.0 million increase in deferred income taxes, an $18.0 million increase in additional paid in capital and a $7.6 million decrease in retained earnings from the amounts previously reported at December 31, 2008.